                                                                   Exhibit 23(a)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
VIMRX Pharmaceuticals, Inc.:

We consent to incorporation by reference in registration statement (No. 333-15693) on Form S-8, registration statement (No. 333-02136) on Form S-3 and registration statement (No. 333-69471) on Form S-2 of our report dated March 26, 1999, relating to the consolidated balance sheets of VIMRX Pharmaceuticals, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations changes in shareholders' equity and cash flows for the years then ended which report appears in the December 31, 1998 annual report on Form 10-K of VIMRX Pharmaceuticals, Inc.

KPMG LLP

Philadelphia, Pennsylvania
March 30, 1999